PLS CPA, A PROFESSIONAL CORP.

t 4725 Mercury Street #210 t SAN DIEGO t CALIFORNIA 92111t

t TELEPHONE (858)722-5953 t FAX (858) 433-2979  t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

July 29, 2011

To Whom It May Concern:

We consent to the incorporation by reference in the registration statements of Vacation Home Swap, Inc., of our report dated July 29, 2011, with respect to the balance sheets as of April 30, 2011 and 2010, and the related statements of income, cash flows, and shareholders’ deficit for the fiscal years period ended April 30, 2011 and 2010, which appears on Form 10-K of Vacation Home Swap, Inc.

Very truly yours,

/s/PLS CPA

____________________________

      PLS CPA

Registered with the Public Company Accounting Oversight Board